Product supplement no. 82-II To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated June 14, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Bearish Auto Callable Knock-Out Notes Linked Inversely to the S&P 500® Index

General

  JPMorgan Chase & Co. may offer and sell bearish auto callable knock-out notes linked inversely to the S&P 500® Index, which we refer to as the Index, from time to time.  This product supplement no. 82-II describes terms that will apply generally to the bearish auto callable knock-out notes, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below.  We refer to such term sheets and pricing supplements generally as terms supplements.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment will be based on the performance of the Index during the term of the notes as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-22.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Index or any of its component stocks.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	S&P 500® Index
Knock-Out Event/ Automatic Call:	For notes with continuous Index monitoring, if at any time during the Monitoring Period the Index level declines below the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount, payable on the Call Settlement Date.

For notes with daily Index monitoring, if on any trading day during the Monitoring Period the Index closing level declines below the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount, payable on the Call Settlement Date.

We refer to the trading day upon which the Knock-Out Event occurred as the “Call Date.”

The relevant terms supplement will specify whether continuous or daily Index monitoring is applicable to the notes or, alternatively, may specify another method for Index monitoring. For example, the relevant terms supplement may specify weekly Index monitoring for purposes of determining whether a Knock-Out Event has occurred.
Knock-Out Level:	As specified in the relevant terms supplement.
Monitoring Period:	As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to and including the Final Valuation Date or the final Ending Averaging Date.
Payment at Maturity (Notes with a Buffer):	For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level and the buffer amount.

If the notes are not automatically called and unless otherwise specified in the relevant terms supplement:
(1) if the Ending Index Level is equal to, or less than, the Initial Index Level, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may be zero (or may equal the Minimum Return, if applicable); or
(2) Your principal is protected against appreciation in the Index up to the buffer amount. If the Ending Index Level increases from the Initial Index Level and such appreciation is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity; or
(3) if the Ending Index Level increases from the Initial Index Level by more than the buffer amount, for every 1% increase of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Index Change + buffer amount %) x downside leverage factor]
Notwithstanding the foregoing, in no event will the cash payment at maturity be less than zero.
For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level by more than the buffer amount and a Knock-Out Event has not occurred.
Payment at Maturity (Notes Without a Buffer):	For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level.

If the notes are not automatically called and unless otherwise specified in the relevant terms supplement:
(1) if the Ending Index Level is equal to, or less than, the Initial Index Level, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may be zero (or may equal the Minimum Return, if applicable); or
(2) if the Ending Index Level increases from the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level increases from the Initial Index Level. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 x Index Change)
Notwithstanding the foregoing, in no event will the cash payment at maturity be less than zero.
For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level and a Knock-Out Event has not occurred.
Other Terms:	In each case if applicable, the buffer amount and the downside leverage factor will be specified in the relevant terms supplement.
Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity if the Ending Index Level is equal to, or less than, the Initial Index Level or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, will equal, unless otherwise specified in the relevant terms supplement:
(1) at maturity if the notes are not automatically called, $1,000 x the Index Change x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable); or
(2) upon an automatic call, $1,000 x the Knock-Out Rate.
Index Change:	Unless otherwise specified in the relevant terms supplement:
Initial Index Level - Ending Index Level Initial Index Level
Initial Index Level:	The Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.
Initial Averaging Dates:	As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Ending Index Level:	The Index closing level on the Final Valuation Date, or the arithmetic average of the closing levels of the Index on each of the Ending Averaging Dates, or such other relevant date or dates as specified in the relevant terms supplement.
Valuation Date(s):	The Ending Index Level will be calculated on a single date, which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Participation Rate:	If a Knock-Out Event has not occurred, the Participation Rate will equal a percentage specified in the relevant terms supplement.
Minimum Return:	If applicable, then the Additional Amount will equal at least the amount specified as the Minimum Return in the relevant terms supplement.
Knock-Out Rate:	A percentage as specified in the relevant terms supplement.
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Call Settlement Date:	Unless otherwise specified in the relevant terms supplement, the fifth business day after the Call Date or, if the Call Date is the Final Valuation Date or the final Ending Averaging Date, the Maturity Date subject to postponement as described under “Description of Notes — Payment at Maturity.”

Investing in the Bearish Auto Callable Knock-Out Notes involves a number of risks.  See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 82-II, the accompanying prospectus supplement and prospectus, or any related terms supplement.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

June 14, 2007

Table of Contents

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 82-II and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 82-II and with respect to JPMorgan Chase & Co. This product supplement no. 82-II, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 82-II and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 82-II are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes.  The relevant terms supplement, this product supplement no. 82-II and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 82-II and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted.  Neither this product supplement no. 82-II nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.  Neither the delivery of this product supplement no. 82-II nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 82-II and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 82-II and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 82-II or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong.  Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States.  This product supplement no. 82-II and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 82-II nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this product supplement no. 82-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.  A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below.  Capitalized terms used but not defined in this product supplement no. 82-II have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement.  The term “note” refers to each $1,000 principal amount of our Bearish Auto Callable Knock-Out Notes Linked Inversely to the S&P 500® Index.

General

       The Bearish Auto Callable Knock-Out Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked inversely to the S&P 500® Index.  The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       Your return on the notes will be linked inversely to the performance of the Index.  Unless the notes are automatically called upon the occurrence of a Knock-Out Event, at maturity you may receive a payment in cash, the amount of which will vary depending on the performance of the Index over the term of the notes, calculated in accordance with the applicable formula as set out under “Payment at Maturity,” and on whether the notes have a buffer.  If the notes are automatically called upon the occurrence of a Knock-Out Event, you will receive in cash the principal amount plus the Additional Amount, as set out under “Automatic Call.”  The notes will not pay interest.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.  The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement.  The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 82-II.  The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Automatic Call

       For notes with continuous Index monitoring, if at any time during the Monitoring Period, the Index level declines below the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount.

       For notes with daily Index monitoring, if on any trading day during the Monitoring Period, the Index closing level declines below the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount.

PS-1

       We refer to the trading day upon which the Knock-Out Event occurred as the “Call Date.”

       The relevant terms supplement will specify whether continuous or daily Index monitoring is applicable to the notes or, alternatively, may specify another method for Index monitoring.  For example, the relevant terms supplement may specify weekly Index monitoring for purposes of determining whether a Knock-Out Event has occurred.

       If the notes are automatically called, the Additional Amount will equal $1,000 times the Knock-Out Rate, and we will redeem each note and pay the principal amount plus the Additional Amount on the Call Settlement Date.

       If the notes are automatically called on a date other than the Final Valuation Date or the final Ending Averaging Date, we will redeem each note and deliver the cash payment described above on the fifth business day after the Call Date, unless otherwise specified in the relevant terms supplement.  If the notes are called on the Final Valuation Date or the final Ending Averaging Date, we will redeem each note and deliver the cash payment described above on the maturity date, subject to postponement as described below, unless otherwise specified in the relevant terms supplement.  We refer to the date on which we will redeem the notes and deliver the cash payment described above upon an automatic call as the “Call Settlement Date.”

       The “Monitoring Period” will be specified in the relevant terms supplement.  For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to and including the Final Valuation Date or the final Ending Averaging Date.

       The “Index level” at a given time during any trading day will equal the level of the Index as reported by Bloomberg Financial Markets (“Bloomberg”) under the ticker symbol “SPX:IND”, or the level of any S&P successor index (as defined below) as reported by Bloomberg under the relevant pages or, in each case, any substitute page, at such time during the hours of 9:30 a.m. and 4:00 p.m, New York City time, on such trading day.

       A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”), the NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

       The “Index closing level” on any trading day will equal the closing level of the Index or any S&P successor index (as defined below) or alternative calculation of the Index described under “The S&P 500® Index — Discontinuation of the S&P 500® Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the NASDAQ Stock Market or the relevant exchange or market for the S&P successor index.

       The “Knock-Out Level” will be a percentage of the Initial Index Level as specified in the relevant terms supplement.  For example, the relevant terms supplement may specify that the Knock-Out Level is equal to 70% of the Initial Index Level, subject to adjustment upon the occurrence of certain events affecting the Index.  See “General Terms of Notes — Market Disruption Events.”

       The “Knock-Out Rate” will be a percentage as specified in the relevant terms supplement.

Payment at Maturity

       The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day, or if the final Valuation Date is postponed as described below.  We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

PS-2

   Notes with a Buffer

       For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level and the buffer amount.

       At maturity, if the notes are not automatically called and unless otherwise specified in the relevant terms supplement:

(1)	if the Ending Index Level is equal to, or less than, the Initial Index Level, you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which will equal $1,000 times the Index Change times the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable); or

(2)	Your principal is protected against appreciation in the Index up to the buffer amount. If the Ending Index Level increases from the Initial Index Level and such appreciation is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity; or

(3)	if the Ending Index Level increases from the Initial Index Level by more than buffer amount, for every 1% increase of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Index Change + buffer amount %) x downside leverage factor]

Notwithstanding the foregoing, in no event will the cash payment at maturity be less than zero.

       For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level beyond the buffer amount and a Knock-Out Event has not occurred.

  Notes Without a Buffer

       For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level.

       At maturity, if the notes are not automatically called and unless otherwise specified in the relevant terms supplement:

(1)	if the Ending Index Level is equal to, or less than, the Initial Index Level, you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which will equal $1,000 times the Index Return times the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable); or

(2)	if the Ending Index Level increases from the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level increases from the Initial Index Level. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Change)

Notwithstanding the foregoing, in no event will the cash payment at maturity be less than zero.

       For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level and a Knock-Out Event has not occurred.

       We will specify, in each case if applicable, the Participation Rate, the Minimum Return, the buffer amount, the downside leverage factor and any other terms in the relevant terms supplement.

       If a Knock-Out Event has not occurred, the “Participation Rate” will equal a percentage specified in the relevant terms supplement.

       The “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

       Unless otherwise specified in the relevant terms supplement, the “Index Change,” as calculated by the calculation agent, is the percentage change in the Index closing level calculated by comparing the Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Initial Averaging

PS-3

Dates, if so specified in the relevant terms supplement (the “Initial Index Level”) to the Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels of the Index on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement (the “Ending Index Level”).  The relevant terms supplement will specify the Initial Index Level and the manner in which the Ending Index Level is determined.  The Index Change, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Change =	Initial Index Level – Ending Index Level Initial Index Level

       The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below.  If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing.  In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date.  If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Initial Averaging Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

       The Valuation Date(s) will be a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Ending Averaging Date.  The Valuation Date(s) will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below.  If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing.  In no event, however, shall any Valuation Date be postponed more than ten business days following the date originally scheduled to be such Valuation Date.  If the tenth business day following the date originally scheduled to be the applicable Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

       The maturity date will be specified in the relevant terms supplement.  If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date.  If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement.  We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

Other Terms

       We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity or upon automatic call with respect to the notes on such date.  We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

PS-4

       A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

PS-5

RISK FACTORS

       Your investment in the notes will involve certain risks.  The notes will not pay interest and do not guarantee any return of principal.  Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

       The terms of the notes differ from those of conventional debt securities in that we will not pay interest on the notes, and therefore your total payment at maturity, if any, or upon an automatic call upon the occurrence of a Knock-Out Event, will be based on the performance of the Index.

       Unless otherwise specified in the relevant terms supplement, if the Index level or Index closing level, as applicable, during the Monitoring Period declines below the Knock-Out Level, the notes will be automatically called and for each $1,000 principal amount note you will receive $1,000, plus the Additional Amount.  Unless otherwise specified in the relevant terms supplement, the amount payable at maturity, if any, if a Knock-Out Event does not occur, will be linked to the performance of the Index.  Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security.  The payment upon automatic call, if applicable, or at maturity, if any, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes do not guarantee the return of your investment.

       The notes may not return any of your investment.  The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 82-II and the relevant terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level by more than the buffer amount.  For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level and a Knock-Out Event has not occurred. The relevant terms supplement will specify whether the notes have a buffer.

The appreciation potential of the notes, if a Knock-Out Event occurs, will be limited to the Knock-Out Level, and the notes are subject to an automatic call prior to maturity.

       The appreciation potential of the notes is limited by the Knock-Out Level and the corresponding Knock-Out Rate.  Once the Index level or Index closing level, as applicable, declines below the Knock-Out Level during the Monitoring Period, the appreciation potential of the notes is limited to the Knock-Out Rate.  If a Knock-Out Event occurs, the return on the notes will equal the Knock-Out Rate multiplied by the principal amount of the notes and will not be determined by reference to the Index Change.  This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.  Therefore your return may be less than the return you would have otherwise received if you had invested directly in the Index, the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market.  Under these circumstances, your return will not reflect any potential decrease in the Index closing level on the Call Date or the Ending Index Level, as compared to the Initial Index Level, greater than the Knock-Out Rate.  In addition, the automatic call feature of the notes may shorten the term of your investment.

The Ending Index Level may be greater than the Index closing level at other times during the term of the notes.

       Because the Ending Index Level is calculated based on the Index closing level on one or more Valuation Dates during the term of the notes, the Index closing level at the maturity date or at other

PS-6

times during the term of the notes, including dates near the Valuation Date(s), could be lower than the Ending Index Level.  This difference could be particularly large if there is a significant decrease in the Index closing level after the Valuation Date(s) or, if there is a significant increase in the Index closing level around the time of the Valuation Date(s) or if there is significant volatility in the Index closing level during the term of the notes (especially on dates near the Valuation Date(s)).  For example, when the Valuation Date of the notes is near the end of the term of the notes, then if the Index closing level decreases or remains relatively constant during the initial term of the notes and then increases above the Initial Index Level, the Ending Index Level may be significantly greater than if it were calculated on a date earlier than the Valuation Date.  Under these circumstances, you may receive a lower payment at maturity, if the notes are not automatically called, than you would have received if you had invested in the Index, the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market.

The value of the Initial Index Level may be determined after the issue date of the notes.

       If so specified in the relevant terms supplement, the Initial Index Level will be determined based on the arithmetic average of the Index closing levels on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Index Level for the Index may not be determined, and you may therefore not know the value of such Initial Index Level, until after the issue date.  Similarly, the global note certificate representing the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Index Level for the  Index.  If there are any decreases in the Index closing levels on the Initial Averaging Dates that occur after the issue date and such decreases result in the Initial Index Level for the Index being lower than the Index closing level on the issue date, this may establish lower levels that the Index must achieve for you to receive at maturity of the notes, if they are not automatically called, a return on your investment or avoid a loss of principal at maturity.

If the applicable Participation Rate is less than 100%, the Additional Amount may be limited by such Participation Rate.

       If a Knock-Out Event has not occurred, the applicable Participation Rate is less than 100% and the Ending Index Level is lower than the Initial Index Level, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the Index closing level below the Initial Index Level.  Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Index.

Your return on the notes will not reflect dividends on the stocks composing the Index.

       Your return on the notes will not reflect the return you would realize if you actually owned the stocks composing the Index and received the dividends paid on those stocks.  This is because the calculation agent will calculate the amount payable to you at maturity, if the notes are not automatically called, by reference to the Ending Index Level.  The Ending Index Level reflects the prices of the stocks composing the Index without taking into consideration the value of dividends paid on those stocks.

The notes are designed to be held to maturity.

       The notes are not designed to be short-term trading instruments.  The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the level of the Index has declined since the date of the issuance of the notes.  The potential returns described in any terms supplement assume that your notes are held to maturity.

PS-7

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange.  There may be little or no secondary market for the notes.  Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes.  If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity or upon an automatic call upon the occurrence of a Knock-Out Event will be based on the principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes.  We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor.  However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index.  The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Index;

  the time to maturity of the notes;

  the dividend rate on the common stocks underlying the Index;

  interest and yield rates in the market generally as well as in the markets of the securities composing the Index;

  economic, financial, technological, political, regulatory or judicial events that affect the stocks composing the Index or stock markets generally and which may affect the Index closing level on any Initial Averaging Date, if applicable, or the Initial Index Level, if applicable, or any Index Valuation Date or the Ending Index Level; and

  our creditworthiness, including actual or anticipated downgrades in our credit rating.

       Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity or an automatic call upon the occurrence of a Knock-Out Event, if applicable.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.  You may have to sell your notes at a substantial discount from the principal amount if the Ending Index Level is at, above or not sufficiently below the Initial Index Level.

PS-8

       You cannot predict the future performance of the Index based on its historical performance.  The value of the Index may increase such that you may not receive any return of your investment.  For notes with a buffer, if the Ending Index Level increases compared to the Initial Index Level by more than the buffer amount and a Knock-Out Event has not occurred, you will lose some or all of you investment at maturity.  For notes without a buffer, if the Index Change is negative and a Knock-Out Event has not occurred, you will lose some or all of your investment at maturity.  There can be no assurance that the Index closing level will not increase so that at maturity, you do not lose some or all of your investment, nor can there be any assurance that the Ending Index Level will not decrease below the Knock-Out Level and thereby trigger a Knock-Out Event, in which case your return will be limited to the Knock-Out Rate.

S&P may adjust the S&P 500® Index in a way that affects its level, and S&P has no obligation to consider your interests.

       Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the Index.  S&P can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index.  On March 21, 2005, S&P began to use a revised methodology for calculating the Index and on September 16, 2005, S&P completed its transition to the new calculation methodology.  You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.  Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of the notes.  S&P has no obligation to consider your interests in calculating or revising the Index.  See “The S&P 500® Index.”

You will have no shareholder rights in issuers of stocks included in the Index.

       As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have.

We are currently one of the companies that make up the S&P 500® Index, but we are not affiliated with any other company included in the Index.

       We are currently one of the companies that make up the S&P 500® Index, but we are not affiliated with any of the other companies the stock of which is included in the Index.  As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Index or your notes.  None of the money you pay us will go to S&P or any of the other companies included in the Index and none of those companies will be involved in the offering of the notes in any way.  Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

We or our affiliates may have adverse economic interests to the holders of the notes.

       J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management.  J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes.  Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity, if the notes are not automatically called.

PS-9

       We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.  In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in the Index.  Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

       Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the stocks that compose the Index.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent.  The calculation agent will determine, among other things, the Initial Index Level, the Index level or Index closing level during the Monitoring Period for purposes of determining whether a Knock-Out Event has occurred, the Index closing level on each Valuation Date and each Initial Averaging Date, if applicable, the Ending Index Level, the Index Change and the amount, if any, that we will pay you at maturity or upon an automatic call, and whether a Knock-Out Event has occurred.  The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index.  In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Index closing level or the Index Change on any Valuation Date or any Initial Averaging Date, if applicable, and calculating the payment at maturity, if any, that we are required to pay you if a Knock-Out Event does not occur and the notes are not automatically called.  These events may include disruptions or suspensions of trading in the markets as a whole.  If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Valuation Dates or Initial Averaging Dates, if any, and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

       There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.  No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.”  If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein.  Non-U.S. holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the

PS-10

applicable documentation requirements.  You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 82-II and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-11

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes.  Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes.  The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the stocks underlying the Index, or instruments the value of which is derived from the Index or its underlying stocks.  While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially decrease the level of the Index as well as the Initial Index Level, and therefore effectively establish a lower level that the Index must achieve for you to receive at maturity of the notes, if they are not automatically called, a return on your investment or avoid a loss of principal at maturity.  From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the stocks underlying the Index, or instruments the value of which is derived from the Index or its underlying stocks.  Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-12

THE S&P 500® INDEX

       We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”).  The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

       The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such Component Stock.  As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

       On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float adjusted.  S&P’s criteria for selecting stocks for the S&P 500® Index has not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

       Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  holdings by government entities, including all levels of government in the United States or foreign countries; and

  holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

       However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation.  Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

PS-13

       For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90.  On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.)  The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

       As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

       An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

       The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor.  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index.  The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

       Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

       To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

PS-14

       The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus:	Yes

Price of Rights Rights Ratio

Spin-offs	Price of parent company minus:	Yes

Price of Spin-off Co. Share Exchange Ratio

       Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

       Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	= Pre-Event Index Value

New Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

       A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

PS-15

License Agreement with S&P

       S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

       The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the notes.  S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       “STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO.  THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

       If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500® Index (such index being referred to herein as an “S&P successor index”), then the S&P 500® Index level at a given time on any trading day will be determined with reference to the level of such S&P successor index as reported by Bloomberg Financial Markets at such time, and any S&P 500® Index closing level on relevant Initial Averaging Date(s), if applicable, the relevant Index Valuation Date(s) or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such S&P successor index at the close of trading on the NYSE, the AMEX, the NASDAQ Stock Market or the relevant exchange or market for the S&P successor index on such day.

       Upon any selection by the calculation agent of an S&P successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuation is continuing at any time during the Monitoring Period or on, an Initial Averaging Date, if applicable, an Index Valuation Date or other relevant date as set forth in the relevant terms supplement, and the

PS-16

calculation agent determines, in its sole discretion, that no S&P successor index is available at such time, or the calculation agent has previously selected an S&P successor index and publication of such S&P successor index is discontinued prior to, and such discontinuation is continuing at any time during the Monitoring Period or on, such Index Valuation Date or other relevant date, then, if the relevant terms supplement provides for continuous Index monitoring, the notes will nonetheless thereafter be deemed to be subject to daily Index monitoring, and a Knock-Out Event will be deemed to have occurred if the Index closing level declines below the Knock-Out Level on any trading day during the Monitoring Period, and in all cases, the calculation agent will determine the S&P 500® Index closing level for such date.  The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P 500® Index or S&P successor index, as applicable.  Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P 500® Index may adversely affect the value of the notes.

       If at any time the method of calculating the S&P 500® Index or an S&P successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P successor index is in any other way modified so that the S&P 500® Index or such S&P successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P 500® Index closing level with reference to the S&P 500® Index or such S&P successor index, as adjusted.  Accordingly, if the method of calculating the S&P 500® Index or an S&P successor index is modified so that the level of the S&P 500® Index or such S&P successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust its calculation of the S&P 500® Index or such S&P successor index in order to arrive at a level of the S&P 500® Index or such S&P successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-17

GENERAL TERMS OF NOTES

Calculation Agent

       J.P. Morgan Securities Inc. will act as the calculation agent.  The calculation agent will determine, among other things, the Initial Index Level, the Index level or Index closing level during the Monitoring Period for purposes of determining whether a Knock-Out Event has occurred, the Index closing level on each Valuation Date and each Initial Averaging Date, if applicable, the Ending Index Level, the Index Change and the amount, if any, that we will pay you at maturity or upon an automatic call, and whether a Knock-Out Event has occurred.  The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, if any, or upon automatic call, if applicable, on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date or redemption date, if applicable.

       All calculations with respect to the Initial Index Level, the Ending Index Level and the Index Change will be rounded to the nearest one ten-thousandth, with five one hundred-thousandth rounded upward (e.g., ..87645 would be rounded to .8765); all dollar amounts related to determination of the payment at maturity or upon an automatic call, if applicable, per $1,000 principal amount note, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the Index closing level on any date or at any time during the Monitoring Period, on any Initial Averaging Date, if applicable, or Valuation Date and, consequently, the Index Change and the amount, if any, that we will pay you at maturity if the notes are not automatically called.  These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

       With respect to the Index and any S&P successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the S&P successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the S&P successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

  a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Index (or the S&P successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange; or
PS-18

  a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index (or the S&P successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the S&P successor index) shall be based on a comparison of:

  the portion of the level of the Index (or the S&P successor index) attributable to that security relative to the overall level of the Index (or the S&P successor index),

in each case immediately before that suspension or limitation.

       For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

  limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

  a suspension of trading in futures or options contracts on the Index (or the S&P successor index) by the primary securities market trading in such contracts by reason of a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the S&P successor index); and

  a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index (or the S&P successor index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

       “Relevant exchange” means, with respect to the Index or the S&P successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or the S&P successor index.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

PS-19

Payment upon an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be, (1) if the notes have been or would have been automatically called on or before the date of acceleration, an amount in cash equal to the amount payable upon an automatic call per $1,000 principal amount note as described under “Description of Notes — Automatic Call,” or, (2) in all other circumstances, an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the heading “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Valuation Date.  If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) will be the corresponding Valuation Dates, unless otherwise specified in the relevant terms supplement.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       DTC, will act as securities depositary for the notes.  The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee).  One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC.  See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

PS-20

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-21

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.  This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein.  If you are considering the purchase of notes, you are urged to consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation  (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

       The tax consequences of an investment in the notes are unclear.  There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

       We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes.  Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement.  Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments.  While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

       You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

PS-22

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  Tax Treatment of the Notes

       Tax Treatment Prior to Maturity.  You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

       Sale, Exchange or Redemption of the Notes.  Upon a sale or exchange of a note (including automatic call upon a Knock-Out Event or redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note.  If you have held the note for one year or less at the time, your gain or loss should be short-term capital gain or loss. If you have held the note for more than one year at the time your gain or loss should be long-term capital gain or loss. The deductibility of capital losses, however, is subject to limitations.

  Possible Alternative Tax Treatments of an Investment in the Notes

       Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above.  If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein.  For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year.  In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income.  Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

       Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes.  Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

       You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.
PS-23

       You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition.  In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note (including automatic call upon a Knock-Out Event or redemption of the notes at maturity).

       If you are a Non-U.S. Holder of a note and if the characterization of your purchase and ownership of the note as an open transaction is respected, any payments on the note should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the note or its cash settlement at maturity may be subject to U.S. federal income tax if this gain is effectively connected with your conduct of a trade or business in the United States.

       If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes (including automatic call upon a Knock-Out Event or redemption of the notes at maturity) is effectively connected with your conduct of a trade or business in the United States.  Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirement described in the next paragraph.

       The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

       If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding.  If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

       You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph.  Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

       Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax.  These individuals and entities are urged to consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

       THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR.  YOU ARE URGED TO CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-24

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), as amended or supplemented from time to time, each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement.  Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement.  JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.  After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI.  The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate.  In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market.  Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.  Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account.  JPMSI must close out any naked short position by purchasing the notes in the open  market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes.  Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes.  JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 82-II or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the notes, or distribution of this product supplement no. 82-II or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 82-II and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes.  We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-25

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 82-II or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 82-II and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 82-II nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 82-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-26

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case “Parties in Interest”) with respect to such Plans.  As a result of our business, we are a Party in Interest with respect to many Plans.  Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited.  Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).  Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws.  The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-27